EXHIBIT 99.1

Contact:	Scott Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2013 RESULTS

•	Achieves 11th Consecutive Quarter of Comparable Store Sales Increase
•	EPS Increases 43%
•	Raises Fiscal 2013 Guidance

BIRMINGHAM, Ala. (August 17, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended July 28, 2012.

Financial Highlights
Net sales for the 13-week period ended July 28, 2012, increased 8.0% to $165.4 million compared with $153.1 million for the 13-week period ended July 30, 2011.  Comparable store sales increased 4.8%. Net income for the 13-week period ended July 28, 2012, increased 32.9% to $7.9 million compared with $5.9 million for the 13-week period ended July 30, 2011.  Earnings per diluted share increased 42.9% to $0.30 compared with $0.21 for the 13-week period ended July 30, 2011.

Net sales for the 26-week period ended July 28, 2012, increased 11.7% to $398.4 million compared with $356.8 million for the 26-week period ended July 30, 2011.  Comparable store sales increased 8.4%.  Net income for the 26-week period ended July 28, 2012, increased 25.6% to $34.3 million compared with $27.3 million for the 26-week period ended July 30, 2011.  Earnings per diluted share increased 30.6% to $1.28 compared with $0.98 for the 26-week period ended July 30, 2011.

Jeff Rosenthal, President and Chief Executive Officer, stated, “Our outlook for Fiscal 2013 continues to indicate solid earnings growth driven by positive sales trends and margin improvement.  Based on our strong first half results, we are raising full year earnings estimates.  Our small market strategy of bringing premium branded products to underserved markets continues to drive results.”

For the quarter, Hibbett opened 7 new stores, expanded 3 high performing stores and closed 5 underperforming stores, bringing the store base to 837 in 26 states as of July 28, 2012.

Liquidity and Stock Repurchases
Hibbett ended second quarter of Fiscal 2013 with $71.5 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 176,443 shares of common stock for a total expenditure of $10.2 million.  Approximately $121.5 million of the current $250.0 million authorization remains available for future stock repurchases.

Fiscal 2013 Outlook
The Company increased its earnings guidance for Fiscal 2013 to a range of $2.57 to $2.67 per diluted share (which includes an expected contribution of $0.07 to $0.09 per diluted share from the 53rd week) and a mid single digit comparable store sales increase. For Fiscal 2013, the Company expects to open 55 to 60 new stores, expand approximately 15 high performing stores and close up to 18 underperforming stores.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 17, 2012, to discuss second quarter of Fiscal 2013 results.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until August 24, 2012, by dialing (402) 977-9140 and entering the passcode, 21576994.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter of Fiscal 2013 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com, on August 17, 2012, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 24, 2012.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, margin trends, the effect of the 53rd week, earnings per diluted share and comparable store sales for Fiscal 2013.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012, and our Quarterly Report on Form 10-Q filed on June 1, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011
Net sales	$165,445	$153,127	$398,359	$356,783
Cost of goods sold, distribution center
and store occupancy costs	108,920	102,490	253,405	230,353
Gross profit	56,525	50,637	144,954	126,430
Store operating, selling and administrative
expenses	40,968	37,969	83,772	76,342
Depreciation and amortization	3,180	3,300	6,406	6,580
Operating income	12,377	9,368	54,776	43,508
Interest expense, net	41	60	89	116
Income before provision for income taxes	12,336	9,308	54,687	43,392
Provision for income taxes	4,441	3,368	20,429	16,115
Net income	$7,895	$5,940	$34,258	$27,277

Net income per common share:
Basic earnings per share	$0.30	$0.22	$1.30	$1.00
Diluted earnings per share	$0.30	$0.21	$1.28	$0.98

Weighted average shares outstanding:
Basic	26,228	27,267	26,289	27,356
Diluted	26,702	27,804	26,800	27,889

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 28,	January 28,
	2012	2012
Assets
Cash and cash equivalents	$71,467	$55,138
Inventories, net	198,971	195,071
Other current assets	26,163	18,564
Total current assets	296,601	268,773
Property and equipment, net	40,020	39,596
Other assets	5,710	5,327
Total assets	$342,331	$313,696

Liabilities and Stockholders' Investment
Accounts payable	$86,787	$73,735
Short-term capital leases	163	173
Accrued expenses	16,388	17,750
Total current liabilities	103,338	91,658
Non-current liabilities	18,037	18,288
Stockholders' investment	220,956	203,750
Total liabilities and stockholders' investment	$342,331	$313,696

END OF EXHIBIT 99.1